ORGANIZATION EXPENSES AND OFFERING COSTS AGREEMENT

      THIS ORGANIZATION EXPENSES AND OFFERING COSTS AGREEMENT made this 25th day of September, 2003, by and between FIRST TRUST/FOUR CORNERS SENIOR FLOATING RATE INCOME FUND, a Massachusetts business trust (the "Fund"), and FIRST TRUST ADVISORS, L.P. (the "Adviser").


                                   WITNESSETH:

      WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement on September 25, 2003;

      WHEREAS, the Adviser in turn has entered into an Investment Sub-Advisory Agreement dated September 25, 2003 (the "Sub-Advisory Agreement") with Four Corners Capital Management LLC (the "Sub-Advisor").

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

             1. The Adviser agrees to pay (i) all organizational expenses of the Fund and (ii) all offering costs (other than sales loads) that exceed $0.04 per Common Share (as such term is defined in the Fund's Prospectus). In this regard, the Fund understands that the Adviser and Sub-Adviser have determined to effectively allocate this obligation between themselves as set forth in the Investment Sub-Advisory Agreement.

             2. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

             3. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

             4. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 3 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.



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      IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

                                FIRST TRUST /FOUR CORNERS SENIOR FLOATING RATE
                                   INCOME FUND



                                By:
                                -------------------------------
                                Name:  James A. Bowen
                                Title: President



ATTEST:
---------------------------------
Name:  Mark R. Bradley
Title: Chief Financial Officer



                                FIRST TRUST ADVISORS, L.P.



                                By:
                                -------------------------------
                                Name:  James A. Bowen
                                Title: President



ATTEST:
---------------------------------
Name:  Mark R. Bradley
Title: Chief Financial Officer